Special Handling Instructions: FSC EMAIL SAE 10/8/15

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20150445784-20	10/5/2015 8:00:29 AM	1	$200.00	$200.00
Total					$200.00

Payments

Type	Description	Amount
Credit	279130|15100895742330	$200.00
Total		$200.00

Credit Balance: $0.00

Job Contents:

File Stamped Copy(s):                             1

KEN BART

NV

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150445784-20
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/05/2015 8:00 AM
	Entity Number E0251172014-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AFS Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3, titled "Authorized Stock", shall be amended to state the following:

The Corporation shall have authorized 250,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001.